Exhibit 99.1


                       AMIS Holdings, Inc. Reports Fourth
      Quarter and Full Year 2005 Financial Results; Record Operating Cash
        Flow of $41 million in Q4; Generated $23 Million in Cash During
                       Quarter; Q4 Pro Forma EPS of $0.17

    POCATELLO, Idaho--(BUSINESS WIRE)--Feb. 2, 2006--AMIS Holdings, Inc. (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today reported its financial results for the fourth quarter and full year ended December 31, 2005.

    Financial Results

    Fourth quarter 2005 revenue was $139.8 million, an increase of 11 percent sequentially and 13 percent compared to the fourth quarter of 2004. Fourth quarter 2005 revenues include a full quarter of revenues from the acquisition of the semiconductor business of Flextronics. Gross margin for fourth quarter 2005 was 44.5 percent, down 460 basis points sequentially and year over year. Gross margin was negatively impacted by approximately 260 basis points in the fourth quarter due to a reserve taken in conjunction with ongoing discussions involving a previous quality issue with one of our customers.
    Operating margin was 11.7 percent in fourth quarter 2005, which was down 210 basis points sequentially, but up 80 basis points year over year. Excluding amortization of acquisition-related intangibles and restructuring charges, on a pro forma basis operating margin for fourth quarter 2005 was 17.3 percent, which was up 70 basis points sequentially, but down 180 basis points year over year.
    Net income for fourth quarter 2005 was $9.0 million, or $0.10 per diluted share, which compares to net income of $7.3 million or $0.08 per diluted share for the same period in 2004. Pro forma net income for fourth quarter 2005 was $15.1 million or $0.17 per diluted share, compared to pro forma net income of $14.2 million or $0.16 per diluted share in fourth quarter 2004.
    Revenue for 2005 was $503.8 million, a decrease of three percent compared to 2004. Net income for 2005 was $21.0 million, or $0.24 per diluted share, compared to $52.4 million or $0.60 per diluted share in 2004. Pro forma net income for 2005 was $53.3 million, or $0.61 per diluted share, compared to pro forma net income of $59.6 million, or $0.69 per diluted share in 2004. Full year 2005 pro forma net income excludes amortization of acquisition-related intangibles and restructuring charges, net of tax effects. In addition, 2005 also excludes charges related to debt refinancing activities in the first quarter 2005 and in-process research and development associated with the Flextronics acquisition in the third quarter 2005.
    "I am pleased with the contribution that the Flextronics acquisition added to our business in the fourth quarter," stated Christine King, president and chief executive officer. "While the Flextronics business contributed $20.1 million of revenue in the fourth quarter, our organic business declined two percent sequentially. The shortfall in organic revenue versus our expectations was driven by capacity constraints at our principal assembly subcontractor and inefficiency in our test operation related to our relocation efforts which caused delays in shipments to our customers."
    Commenting on full year 2005 accomplishments, King stated, "I am pleased with our achievements this past year, including: the acquisition of the semiconductor business of Flextronics, the successful integration of DSPfactory, the substantial completion of our test and sort consolidation in Manila, and another record year for design wins. During 2005 we saw above normal roll off of old products, particularly in the mixed signal area, which new product introductions failed to offset. Looking forward to 2006, we expect the decline in revenues from end of life products to be at more historical levels and we should realize a greater benefit from new product revenues."
    The Company generated record operating cash flow during the quarter of $41.3 million, bringing cash at the end of the quarter to $96.7 million, an increase of $22.9 million sequentially. Capital expenditures during fourth quarter 2005 were $14.1 million.

    Business Outlook

    "We are anticipating a roughly seasonal decline in revenues in the first quarter of 2006," stated David Henry, senior vice president and chief financial officer. "We're seeing improved orders for automotive, industrial and communications, however we're seeing lower demand at some key medical and military customers. This will in turn, negatively impact our gross profit margin, as medical and military margins are generally higher than the Company average. In addition, higher subcontract assembly costs and lingering inefficiencies in our test operation as a result of our ongoing relocation are expected to negatively impact Q1 gross margin as well. Our outlook for the first quarter of 2006 is as follows:

    --  Revenue is expected to be down 2 to 4 percent sequentially,

    -- Gross margin is expected to be in the range of 44 to 45 percent,

    -- On a pro forma basis, operating margin is expected to be in the range of 11.5 to 12.5 percent, including the impact from stock compensation expense of approximately 200 basis points. Excluding stock compensation expense, pro forma operating margin is expected to be in the range of 13.5 to 14.5 percent,

    -- Effective tax rate is expected to be between 16 and 18 percent,

    -- Pro forma diluted earnings per share is expected to be in the range of $0.11 to $0.13, including the impact from stock compensation expense of approximately $0.02 per share. Excluding stock compensation expense, pro forma diluted earnings per share is expected to be in the range of $0.13 to $0.15 per share,

    -- Full year capital expenditures are expected to increase to approximately eight percent of annual revenues, due primarily to increased capacity requirements in our wafer fabs,

    -- Depreciation and amortization is expected to be about $15.5 million."

    Impact of SFAS No. 123(R)

    Had the Company adopted SFAS No. 123(R) beginning in 2005, diluted earnings per share on a GAAP and pro forma basis would have been reduced by approximately $0.03 and $0.09 for the fourth quarter and full year 2005, respectively. These amounts exclude approximately $0.06 per share in the fourth quarter and full year 2005 for the accelerated vesting of certain stock options.
    "Adoption of SFAS No. 123(R) is expected to lower diluted earnings per share on a GAAP and pro forma basis by $0.02 per quarter and $0.07 for the full year in 2006," stated Henry. "It is our intention to include stock compensation expense in our pro forma financial results on a go forward basis. In addition, as a result of expensing stock compensation our long term pro forma operating margin target decreases from 21 percent to 20 percent."

    Conference Call and Webcast Information

    Christine King, president and CEO, along with Mike O'Neill, senior vice president of the structured digital products, and David Henry, senior vice president and CFO, will host a conference call on February 2, 2006 at 5 p.m. ET, to discuss the Company's fourth quarter and full year financial results and its updated business outlook. Details on how to connect to the conference call or the web simulcast are available under the investor relations section of the Company's web site at http://www.amis.com/investor_relations. A webcast replay will be available at that same location until close of business February 16, 2006.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    Forward Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the expectation that the Company should begin to realize the full benefit of new product revenues as end of life products will be at more historical levels; guidance on first quarter 2006 revenue, gross margin, pro forma operating margin, effective tax rate, pro forma earnings per share, capital expenditures, and depreciation and amortization; the Company's intention to include stock compensation expense in pro forma financial results going forward; the anticipated impact of SFAS 123(R) on diluted earnings per share on a quarterly and full year basis during 2006; and the decrease in the Company's long-term pro forma operating margin target. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry, risks associated with international operations, the Company's ability to successfully integrate the acquired Flextronics business and employees, product delays, loss of key personnel, and other risks and uncertainties identified in reports filed from time to time by the Company with the Securities and Exchange Commission, including its most recent Form 10-Q and Annual Report on Form 10-K. The Company does not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.



                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Operations
                      (In millions - Unaudited)

                     Three Months Ended        Twelve Months Ended
                  ------------------------- -------------------------
                  December 31, December 31, December 31, December 31,
                     2005         2004         2005         2004
                  ------------ ------------ ------------ ------------

Revenue                $139.8       $123.3       $503.8       $517.3
Cost of revenue          77.6         62.8        266.0        271.0
                  ------------ ------------ ------------ ------------
Gross profit             62.2         60.5        237.8        246.3

Operating expenses:
  Research &
   development           23.5         19.4         87.4         77.2
  Selling, general
   and
   administrative        14.5         17.5         67.2         71.7
  Amortization of
   acquisition-
   related
   intangibles            4.1          0.9          9.0          1.4
  In-process
   research and
   development              -          1.5          0.8          1.5
  Restructuring
   and impairment
   charges                3.8          7.8          5.3          7.8
                  ------------ ------------ ------------ ------------
                         45.9         47.1        169.7        159.6
                  ------------ ------------ ------------ ------------

Operating income         16.3         13.4         68.1         86.7

Non-operating
 expenses, net            4.0          5.1         48.5         19.3
                  ------------ ------------ ------------ ------------

Income before
 income taxes            12.3          8.3         19.6         67.4
Provision
 (benefit) for
 income taxes             3.3          1.0         (1.4)        15.0
                  ------------ ------------ ------------ ------------
Net income               $9.0         $7.3        $21.0        $52.4
                  ============ ============ ============ ============

Earnings per share
  Basic                 $0.10        $0.09        $0.25        $0.63
  Diluted               $0.10        $0.08        $0.24        $0.60

Weighted average
 shares
  Basic                  86.2         83.9         85.7         82.9
  Diluted                88.1         87.3         88.0         86.6

Key Ratios &
 Information:
------------------

Gross margin             44.5%        49.1%        47.2%        47.6%
Operating margin         11.7%        10.9%        13.5%        16.8%



                         AMIS Holdings, Inc.
   Reconciliation of Operating Income to Pro Forma Operating Income
                      (In millions - Unaudited)


                     Three Months Ended        Twelve Months Ended
                  ------------------------- --------------------------
                  December 31, December 31, December 31, December 31,
                     2005         2004         2005          2004
                  ------------ ------------ ------------ -------------
Operating income        $16.3        $13.4        $68.1         $86.7
Adjustments to
 reconcile
 operating income to
 pro forma operating
 income:
     Amortization
      of
      acquisition-
      related
      intangible
      assets              4.1          0.9          9.0           1.4
     In-process
      research and
      development           -          1.5          0.8           1.5
     Restructuring
      and
      impairment
      charges             3.8          7.8          5.3           7.8
                  ------------ ------------ ------------ -------------
Pro forma
 operating income       $24.2        $23.6        $83.2         $97.4
                  ============ ============ ============ =============


                         AMIS Holdings, Inc.
         Reconciliation of Net Income to Pro Forma Net Income
                      (In millions - Unaudited)


                     Three Months Ended        Twelve Months Ended
                  ------------------------- -------------------------
                  December 31, December 31, December 31, December 31,
                     2005         2004         2005         2004
                  ------------ ------------ ------------ ------------
Net income               $9.0         $7.3        $21.0        $52.4
Adjustments to reconcile
 net income to pro
 forma net income:
     Amortization
      of
      acquisition-
      related
      intangible
      assets              4.1          0.9          9.0          1.4
     In-process
      research and
      development           -          1.5          0.8          1.5
     Restructuring
      and
      impairment
      charges             3.8          7.8          5.3          7.8
     Costs
      associated
      with the
      tender of 10
      3/4% notes            -            -         28.0            -
     Write-off of
      deferred
      financing
      and other
      costs                 -            -          6.8            -
     Related tax
      effects            (1.8)        (3.3)       (17.6)        (3.5)
                  ------------ ------------ ------------ ------------
Pro forma net
 income                 $15.1        $14.2        $53.3        $59.6
                  ============ ============ ============ ============


                         AMIS Holdings, Inc.
      Pro forma Condensed Consolidated Statements of Operations
                      (In millions - Unaudited)


                     Three Months Ended        Twelve Months Ended
                  ------------------------- --------------------------
                  December 31, December 31, December 31, December 31,
                     2005         2004         2005          2004
                  ------------ ------------ ------------ -------------

Revenue                $139.8       $123.3       $503.8        $517.3
Cost of revenue          77.6         62.8        266.0         271.0
                  ------------ ------------ ------------ -------------
Gross profit             62.2         60.5        237.8         246.3

Operating
 expenses:
  Research &
   development           23.5         19.4         87.4          77.2
  Selling, general
   and
   administrative        14.5         17.5         67.2          71.7
                  ------------ ------------ ------------ -------------
                         38.0         36.9        154.6         148.9
                  ------------ ------------ ------------ -------------

Pro forma
 operating income        24.2         23.6         83.2          97.4

Non-operating
 expenses, net            4.0          5.1         13.7          19.3
                  ------------ ------------ ------------ -------------

Income before
 income taxes            20.2         18.5         69.5          78.1
Provision for
 income taxes             5.1          4.3         16.2          18.5
                  ------------ ------------ ------------ -------------
Pro forma net
 income                 $15.1        $14.2        $53.3         $59.6
                  ============ ============ ============ =============

Pro forma earnings
 per share
  Basic                 $0.18        $0.17        $0.62         $0.72
  Diluted               $0.17        $0.16        $0.61         $0.69

Weighted average
 shares
  Basic                  86.2         83.9         85.7          82.9
  Diluted                88.1         87.3         88.0          86.6

Key Pro Forma
 Ratios
------------------

Pro forma gross
 margin                  44.5%        49.1%        47.2%         47.6%
Pro forma
 operating margin        17.3%        19.1%        16.5%         18.8%

Pro forma condensed consolidated statements of operations are presented because we use them as an additional measure of our operating performance and we believe that these excluded charges enhance comparability between current and prior periods. Pro forma net income and pro forma earnings per share should not be considered as alternatives to net income, earnings per share or other consolidated operations data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance or as a measure of liquidity.




                         AMIS Holdings, Inc.
                Condensed Consolidated Balance Sheets
                            (In Millions)

                                         December 31,   December 31,
                                             2005           2004
                                          (unaudited)
                                        --------------- -------------
Assets
------
Current assets:
    Cash and cash equivalents                    $96.7        $161.7
    Accounts receivable, net                     100.3          78.6
    Inventories                                   64.3          52.2
    Deferred tax assets                            4.4           6.5
    Prepaid expenses and other current
     assets                                       30.7          30.1
                                        --------------- -------------
Total current assets                             296.4         329.1

Property, plant and equipment, net               203.8         199.2
Goodwill, net                                     73.0          16.9
Other intangibles, net                            92.5          35.1
Deferred tax assets                               51.6          39.6
Other long-term assets                            22.6          23.3
                                        --------------- -------------

Total assets                                    $739.9        $643.2
                                        =============== =============

Liabilities and Stockholders' Equity
Current liabilities:
    Current portion of long-term debt             $3.2          $1.3
    Accounts payable                              48.6          37.6
    Accrued expenses                              65.3          62.4
    Income taxes payable                           0.7           1.3
                                        --------------- -------------
Total current liabilities                        117.8         102.6

Long-term debt, less current portion             314.7         252.2
Other long-term liabilities                        8.2           2.4
                                        --------------- -------------
Total liabilities                                440.7         357.2

Stockholder's equity:
Common stock                                       0.9           0.8
Additional paid-in capital                       534.4         530.6
Accumulated deficit                             (249.6)       (270.6)
Deferred stock-based compensation                 (0.2)         (0.4)
Accumulated other comprehensive income            13.7          25.6
                                        --------------- -------------
Total stockholders' equity                       299.2         286.0

Total liabilities and stockholders'
 equity                                         $739.9        $643.2
                                        =============== =============




                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Cash Flows
                            (In Millions)

                                              Twelve Months Ended:
                                           --------------------------
                                           December 31,  December 31,
                                               2005         2004
                                            (unaudited)
                                           ------------- ------------

Cash flows from operating activities
Net income                                        $21.0        $52.4
Adjustments to reconcile net income to net
 cash provided by operating activities:
    Depreciation and amortization                  51.1         43.8
    Write-off of deferred financing costs           6.7            -
    Amortization of deferred financing
     costs                                          0.8          1.3
    Stock-based compensation expense                0.2          0.9
    In-process research and development             0.8          1.5
    Restructuring charges, net of cash
     expended                                       3.6          5.1
    Provision for (benefit from) deferred
     income taxes                                  (4.6)         2.2
    Loss on disposition of property, plant
     and equipment                                  0.1            -
    Changes in operating assets and
     liabilities:
         Accounts receivable                      (16.6)        (0.4)
         Inventories                              (11.5)        (4.0)
         Prepaid expenses and other assets          7.8         (5.2)
         Accounts payable and other
          accrued expenses                         (0.6)        (1.4)
                                           ------------- ------------
Net cash provided by operating activities          58.8         96.2
Cash flows from investing activities
Purchases of property, plant and equipment        (34.5)       (32.4)
Proceeds from sale of property, plant and
 equipment                                            -          0.1
Purchase of business                             (138.5)       (26.8)
Change in restricted cash                          (1.2)         2.4
Change in other assets                             (4.7)        (3.3)
                                           ------------- ------------
Net cash used in investing activities            (178.9)       (60.0)
Cash flows from financing activities
Payments on long-term debt                       (255.6)        (1.2)
Proceeds from bank borrowings                     320.0            -
Deferred financing costs                           (4.5)           -
Proceeds from derivative                           (0.1)           -
Proceeds from exercise of stock options             3.8          2.5
                                           ------------- ------------
Net cash provided by financing activities          63.6          1.3
Effect of exchange rate changes on cash
 and cash equivalents                              (8.5)         5.1
                                           ------------- ------------
Net increase (decrease) in cash and cash
 equivalents                                      (65.0)        42.6
Cash and cash equivalents at beginning of
 period                                           161.7        119.1
                                           ------------- ------------
Cash and cash equivalents at end of period        $96.7       $161.7
                                           ============= ============



    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations
             Wade Olsen, 208-234-6045
             wade_olsen@amis.com
             or
             Media Relations
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com